NORTHERN OIL AND GAS, INC.
601 Carlson Pkwy, Suite 990
Minnetonka, Minnesota 55305

June 13, 2017

Bahram Akradi
Life Time Fitness, Inc.
2902 Corporate Place
Chanhassen, Minnesota 55317
BahramA@lifetimefitness.com

Dear Mr. Akradi:

Thank you for your interest in serving as a member of the board of directors (the “Board”) of Northern Oil and Gas, Inc. We appreciate your interest in the Company’s future opportunities and growth. The Board is similarly excited and optimistic about the Company’s near and long term future and, along with our management team, is enthusiastic to take the necessary actions to drive shareholder value creation. The Board has determined that it is not appropriate to increase its size at this time. However, we look forward to continuing our work together to maximize value for all shareholders. As you may know, in the last year the Company has added two new directors, and at our recent 2017 annual meeting of shareholders all directors received at least 97.5% of votes cast in favor of their election.

The Board remains committed to value creation for our shareholders, especially in light of the challenges of operating in a lower commodity price environment.  To that end, the Company continues to work with its financial advisor, Tudor, Pickering, Holt & Co.  We are dedicated to positioning the Company to take advantage of opportunities for growth in an industry that is beginning to emerge from the worst commodity price correction in recent memory.

Very truly yours,
Richard Weber
Chairman of the Board